Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date set forth below.

Date: June 17, 2022	TORONTO DOMINION INVESTMENTS, INC.

By: /s/ Christina Petrou
Name: Christina Petrou
Title: Vice President & Chief Operating Officer

TORONTO DOMINION HOLDINGS (U.S.A.), INC.

By: /s/ Christina Petrou

     Name: Christina Petrou Title: Vice President & Chief Operating Officer

TD GROUP US HOLDINGS LLC

By: /s/ Cody Botnick
    Name: Cody Botnick
    Title: Assistant Secretary

THE TORONTO-DOMINION BANK

By: /s/ Christina Petrou
    Name: Christina Petrou
    Title: Vice President